EXHIBIT 99.1

Sila Realty Trust Announces New $600 Million Revolving Credit Facility

TAMPA, Fla. - Sila Realty Trust, Inc. (NYSE: SILA) (the “Company”, “we” or “our”), a net lease real estate investment trust (“REIT”) with a strategic focus on investing in the significant, growing, and resilient healthcare sector, today announced the closing of a new $600 million revolving credit facility (the “Revolving Credit Agreement”), and also entered into conforming amendments to its outstanding term loans in connection with the Revolving Credit Agreement.
“We are pleased to announce the closing of the new Revolving Credit Agreement, which should provide the Company with ample liquidity to execute on our near-term external growth objectives,” stated Kay C. Neely, the Company’s Executive Vice President and Chief Financial Officer. “We believe that the successful syndication, resulting in a significant oversubscription, highlights our deep-rooted relationships with our lenders along with their belief in the strength of Sila. The increase in initial availability provides the Company with expanded flexibility which supports our ongoing commitment to creating long-term value for our shareholders. We greatly appreciate the continued support from our lenders and their confidence in Sila.”
The Revolving Credit Agreement has an initial term of four years, maturing in February 2029, and includes two six-month extension options that can be exercised at the Company’s election.
The Revolving Credit Agreement is made up of aggregate commitments of $600 million, which may be increased through an accordion feature, subject to lender approval, to an aggregate amount up to $1.5 billion. The Revolving Credit Agreement was entered into to replace the Company’s prior $500 million revolving line of credit, which was fully undrawn, had a maturity date in February 2026, and included two six-month extension options.
At the Company’s election, borrowings under the Revolving Credit Agreement may be made as Base Rate loans or Secured Overnight Financing Rate (“SOFR”) loans. The applicable margins for borrowings is adjustable based on a total leverage ratio, ranging from 0.25% to 0.90% for Base Rate loans, or 1.25% to 1.90% for SOFR loans.
Bank of America, N.A. is serving as the Administrative Agent of the Revolving Credit Agreement, with BofA Securities, Inc., Truist Securities, Inc., Wells Fargo Securities, LLC, BMO Bank N.A. and The Huntington National Bank, as Co-Syndication Agents, Joint Lead Arrangers and Joint Book Runners, and Citibank, N.A. as Documentation Agent.

About Sila Realty Trust, Inc.
Sila Realty Trust, Inc., headquartered in Tampa, Florida, is a net lease real estate investment trust with a strategic focus on investing in the significant, growing, and resilient healthcare sector. The Company invests in high quality healthcare facilities along the continuum of care, which, we believe, generate predictable, durable, and growing income streams. Our portfolio comprises high quality tenants in geographically diverse facilities, which are positioned to capitalize on the dynamic delivery of healthcare to patients. As of December 31, 2024, the Company owned 135 real estate properties, and two undeveloped land parcels, located in 65 markets across the U.S. For more information, please visit the Company's website at www.silarealtytrust.com.

Forward-Looking Statements
Certain statements contained herein, other than historical fact, may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided by the same. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties. No forward-looking statement is intended to, nor shall it, serve as a guarantee of future performance. You can identify the forward-looking statements by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will” and other similar terms and phrases, including references to the Company’s liquidity to execute on its near-term external growth objectives, the Company’s creation of long-term value for its shareholders, and the Company's ability to increase its commitment under or extend the term of the Revolving Credit Agreement. Forward-looking statements are subject to various risks and uncertainties and factors that could cause actual results to differ materially from the Company's expectations, and you should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond the Company's control and could materially affect the Company's results of operations, financial condition, cash flows, performance or future achievements or events. Additional factors include those described under the section entitled Item 1A. "Risk Factors" of Part I of the Company's 2023 Annual Report on Form 10-K, as filed with the SEC on March 6, 2024, and the risk factors described under section Item 1A. "Risk Factors" of Part II of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024, copies of which are available at www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

Miles Callahan, Senior Vice President of Capital Markets and Investor Relations
833-404-4107
IR@silarealtytrust.com